Exhibit 99

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

John F. Hawkins, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FOURTH QUARTER EARNINGS AND RECORD 2019 YEARLY EARNINGS

Highlights:

Net Income for the year: $29.8 million, increased 22.3% over 2018

Total Assets:                                    $1.68 billion, increased 14.6% over 2018

Total Loans:                                    $1.42 billion, increased 14.4% over 2018

Total Deposits:                                $1.34 billion, increased 13.1% over 2018

WASHINGTON TOWNSHIP, NJ, January 22, 2020 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2019.

Highlights for the fourth quarter and year ended December 31, 2019:

•

Net income available to common shareholders increased $0.7 million, or 10.7%, to $7.5 million, or $0.70 per basic common share and $0.69 per diluted common share for the fourth quarter of 2019, compared to net income available to common shareholders of $6.8 million, or $0.65 per basic common share and $0.63 per diluted common share for the same quarter in 2018.

•	Net interest income increased 11.1% to $14.7 million for the fourth quarter of 2019, compared to $13.2 million for the same quarter of 2018.

•

Net income available to common shareholders increased $5.4 million or 22.3%, to $29.8 million or $2.77 per basic common share and $2.73 per diluted common share for the year ended December 31, 2019, compared to net income available to common shareholders of $24.4 million, or $2.53 per basic common share and $2.28 per diluted common share for the year ended December 31, 2018.

•	Net interest income increased 18.3% to $56.9 million for the year ended December 31, 2019, compared to $48.1 million for the same period in 2018.

The following is a recap of the significant items that impacted the fourth quarter and the year ended December 31, 2019 period:

Interest income increased $3.5 million and $17.7 million for the fourth quarter and year ended December 31, 2019 periods, respectively, compared to the same periods in 2018 primarily due to higher loan volumes and higher yields on loans. In addition, a $1.8 million increase in interest income from federal funds sold and deposits with banks also contributed to the increase in interest income for 2019. Interest expense increased $2.0 million and $8.9 million for the fourth quarter of 2019 and the year ended December 31, 2019, respectively, compared to the same periods in 2018, primarily due to higher deposit volumes and interest rates.

The provision for loan and lease losses increased $50,000 for the fourth quarter of 2019 and increased $900,000 for the year ended December 31, 2019 compared to the same periods in 2018. The increase in the provision was primarily due to increased loan volumes.

For the fourth quarter of 2019 and the year ended December 31, 2019, non-interest income increased $59,000 and $432,000, respectively, compared to the same periods of 2018, with the increase primarily attributable to increased fee income from deposit accounts and decreased net losses on sale of OREO, partially offset by decrease in gains on the sale of SBA loans and decrease in income from loan fees.

Non-interest expense increased $338,000 and $1.7 million for the fourth quarter and the year ended December 31, 2019, respectively, compared to the same periods of 2018, primarily due to an increase in compensation, professional services, data processing cost, partially offset by decrease in deposits insurance assessment fees. The increases in non-interest expenses for the quarter and the year mainly reflect the growth of the business.

Income tax expense increased $433,000 for the fourth quarter of 2019, and increased $1.4 million for the year ended December 31, 2019, compared to the same periods in 2018. The effective tax rates for the quarter and year ended December 31, 2019 were 24.2% and 24.4%, respectively, compared to 22.4% and 25.1% for the same periods in 2018.

December 31, 2019 discussion of financial condition

•

Total assets increased to $1.68 billion at December 31, 2019, from $1.47 billion at December 31, 2018, an increase of $213.8 million or 14.6% primarily due to increase in loans and increase in cash deposits with the Federal Reserve Bank.

•	Cash and cash equivalents totaled $191.6 million at December 31, 2019 as compared to $154.5 million at December 31, 2018.

•

The investment securities portfolio decreased to $27.8 million at December 31, 2019, from $32.4 million at December 31, 2018, a decrease of $4.6 million or 14.2% primarily due to payoffs of securities.

•	Gross loans increased to $1.42 billion at December 31, 2019, from $1.24 billion at December 31, 2018, an increase of $179.4 million or 14.4%.

•

Nonperforming loans at December 31, 2019 increased to $5.3 million, representing 0.38% of total loans, an increase of $2.3 million, or 74.5%, from $3.1 million of nonperforming loans at December 31, 2018. OREO at December 31, 2019 was $4.7 million, a decrease of $397,000 compared to $5.1 million at December 31, 2018 primarily due to sale and valuation adjustments of OREO assets, and partially offset by the loan transferred into OREO. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.6% of total assets at December 31, 2019 and December 31, 2018, respectively. Loans past due 30 to 89 days were $2.0 million at December 31, 2019, an increase of $1.7 million from December 31, 2018.

•

The allowance for loan losses was $21.8 million at December 31, 2019, as compared to $19.1 million at December 31, 2018. The ratio of the allowance for loan losses to total loans was 1.54% at December 31, 2019 and at December 31, 2018. The ratio of allowance for loan losses to non-performing loans was 407.8% at December 31, 2019, compared to 622.3%, at December 31, 2018.

•

Total deposits were $1.34 billion at December 31, 2019, up from $1.18 billion at December 31, 2018, an increase of $155.3 million or 13.1% compared to December 31, 2018. Deposits growth was primarily due to an increase in time deposits.

•	Total borrowings were $148.1 million at December 31, 2019 as compared to $118.1 million at December 31, 2018. The increase in borrowings was primarily due to the increase in advances from FHLBNY.

•	Total equity increased to $179.4 million at December 31, 2019, up from $155.0 million at December 31, 2018, an increase of $24.4 million or 15.8% primarily due to the retention of earnings.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

2019 was a great year for Parke Bancorp and our shareholders. We generated record earnings of close to $30.0 million. Our company’s assets grew over 15% with the continued strength of our loan portfolio growth. The growth of our deposit base kept pace with our loan portfolio expansion, growing over 13%. The financial strength of the Company was supported by close to a 16% growth in our total equity. Management and staff continue to work hard and efficiently keeping our very important cost efficiency ratio below 30%, one of the best in the banking industry.

The economy remained strong in 2019 with unemployment continuing at record lows while inflation remains under control and GDP growth. This was accomplished while the global economy falters, again providing confidence in the strength of the United States economy. 2020, although an election year which could pose uncertainty, looks like it could be another good year. The strength of the economy appears to have supported the Feds putting on hold any additional interest rate adjustments at the end of 2019, with no indication of any planned increases. Our company is again well positioned to take advantage of market opportunities with strong earnings, strong equity and an expanding market share.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company and support our profitability; our ability to prudently expand our operations in our market and in new markets; our ability to tightly control expenses; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Financial Supplement:

Table 1: Condensed Balance Sheet (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2019	December 31, 2018
	(Amounts in thousands, except share data)
Assets
Cash and cash equivalents	$191,607	$154,471
Investment securities	27,780	32,391
Loans held for sale	190	419
Loans, net of unearned income	1,420,749	1,241,157
Less: Allowance for loan losses	(21,811)	(19,075)

Net loans	1,398,938	1,222,082
Premises and equipment, net	6,946	6,783
Bank owned life insurance (BOLI)	26,410	25,809
Other assets	29,289	25,443

Total assets	$1,681,160	$1,467,398

Liabilities
Noninterest-bearing deposits	$259,269	$360,329
Interest-bearing deposits	1,079,950	823,544
FHLBNY borrowings	134,650	104,650
Subordinated debentures	13,403	13,403
Other liabilities	14,464	10,476

Total liabilities	$1,501,736	$1,312,402

Total shareholders’ equity	177,605	153,557
Noncontrolling interest in consolidated subsidiaries	1,819	1,439

Total equity	179,424	154,996

Total liabilities and shareholders’ equity	$1,681,160	$1,467,398

Table 2: Consolidated Income Statement (Unaudited)

	For three months ended December 31,		For the year ended December 31,
	2019	2018	2019	2018
	(Amounts in thousands except share data)
Interest income:
Interest and fees on loans	20,095	16,546	75,172	59,139
Interest and dividends on investments	272	328	1,161	1,342
Interest on federal funds sold and deposits with banks	574	595	3,207	1,393

Total interest income	20,941	17,469	79,540	61,874

Interest expense:
Interest on deposits	5,289	3,447	18,687	11,071
Interest on borrowings	981	818	3,968	2,700

Total interest expense	6,270	4,265	22,655	13,771

Net interest income	14,671	13,204	56,885	48,103
Provision for loan losses	650	600	2,700	1,800

Net interest income after provision for loan losses	14,021	12,604	54,185	46,303

Noninterest income:
Gain on sale of SBA loans	—	151	116	378
Loan fees	243	284	982	1,121
Bank owned life insurance income	151	155	601	613
Service fees on deposit accounts	524	377	1,921	1,482
Net loss on sale and valuation adjustments of OREO	(99)	(331)	(246)	(690)
Other	45	169	465	503

Total noninterest income	864	805	3,839	3,407

Noninterest expense:
Compensation and benefits	2,493	2,296	9,188	8,251
Professional services	451	369	1,946	1,419
Occupancy and equipment	436	391	1,793	1,675
Data processing	316	231	1,046	835
FDIC insurance and other assessments	(14)	129	56	420
OREO expense	113	131	415	611
Other operating expense	1,015	925	3,508	3,084

Total noninterest expense	4,810	4,472	17,952	16,295

Income before income tax expense	10,075	8,937	40,072	33,415
Income tax expense	2,437	2,004	9,785	8,377

Net income attributable to Company and noncontrolling interest	7,638	6,933	30,287	25,038
Less: Net income attributable to noncontrolling interest	(90)	(106)	(446)	(214)

Net income attributable to Company	7,548	6,827	29,841	24,824
Less: Preferred stock dividend and discount accretion	(8)	(17)	(24)	(446)

Net income available to common shareholders	$7,540	$6,810	$29,817	$24,378

Earnings per common share:
Basic	$0.70	$0.65	$2.77	$2.53

Diluted	$0.69	$0.63	$2.73	$2.28

Weighted average shares outstanding:
Basic	10,771,089	10,458,554	10,761,906	9,629,467
Diluted	10,923,988	10,906,729	10,919,166	10,911,344

Table 3: Operating Ratios

	Three months ended		For the year ended
	December 31,		December 31,
	2019	2018	2019	2018
Return on average assets	1.87%	1.98%	1.94%	1.98%
Return on average common equity	17.05%	18.16%	17.93%	17.99%
Interest rate spread	3.13%	3.35%	3.09%	3.54%
Net interest margin	3.69%	3.88%	3.75%	3.92%
Efficiency ratio	30.96%	31.92%	29.56%	31.63%

*	Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	December 31,	December 31,
	2019	2018
	(Amounts in thousands except ratio data)
Allowance for loan losses	$21,811	$19,075
Allowance for loan losses to total loans	1.54%	1.54%
Allowance for loan losses to non-accrual loans	407.8%	622.3%
Non-accrual loans	$5,348	$3,065
OREO	$4,727	$5,124